                                     Filed Pursuant to Rule 424(b)(3) and (c)
                                     Registration File No.: 333-06793


------------------------------------------------------------------------
                        PROSPECTUS SUPPLEMENT N0. 4
                          dated November 22, 1996
                     (To Prospectus dated July 18, 1996)
------------------------------------------------------------------------


                          SFX BROADCASTING, INC.


     This Prospectus Supplement supplements the Prospectus dated July 18, 1996 (the "Prospectus") by SFX Broadcasting, Inc. ("SFX") relating to the resale by certain securityholders of SFX of certain shares of Series D Cumulative Convertible Exchangeable Preferred Stock (the "Series D Preferred Stock") of SFX, upon the terms and subject to the conditions set forth in the Prospectus.

     This Prospectus Supplement should be read in conjunction with the Prospectus, and this Prospectus Supplement is qualified by reference to the Prospectus except to the extent that the information herein contained supersedes the information contained in the Prospectus.


          The date of this Prospectus Supplement is November 22, 1996.

        This Prospectus Supplement No. 4 dated November 22, 1996, hereby further amends the Prospectus dated July 18, 1996, Prospectus Supplement No. 1 dated October 1, 1996, Prospectus Supplement No. 2 dated October 18, 1996, and Prospectus Supplement No. 3 dated November 7, 1996 as follows:

        The section of the Prospectus entitled "Selling Securityholders" is hereby amended by adding the following table:



                                        BENEFICIAL OWNERSHIP                            BENEFICIAL OWNERSHIP
                                         ON THE DATE HEREOF                                  AFTER SALE*
                                        --------------------         NUMBER OF               ----------
                                      NUMBER OF     PERCENT OF       SHARES TO        NUMBER OF     PERCENT OF
    NAME                               SHARES          CLASS         BE OFFERED         SHARES         CLASS
    ----                               ------          -----         ----------         ------         -----
Texas Commerce Bank                    15,000           **             15,000               0             **
National Association, as
Custodian for NCRAM
Client A

Texas Commerce Bank                    75,000           2.5            75,000               0            **
National Association, as
Custodian for NCRAM
Client B

Hare & Co. on behalf of                 8,000           **              8,000               0            **
Bancroft Convertible Fund, Inc.

Hare & Co. on behalf of                 7,000           **              7,000               0            **
Ellsworth Convertible
Growth & Income Fund, Inc.

The Northwestern Mutual Life           10,000           **             10,000               0            **
Insurance Company on
behalf of the Northwestern
Mutual Life Insurance
Company Group Annuity
Separate Account

ICI American Holdings Pension           3,800           **              3,800               0            **
c/o State Street Bank

Zeneca Holdings Pension                 3,580           **              3,580               0            **
c/o State Street Bank














                                        BENEFICIAL OWNERSHIP                            BENEFICIAL OWNERSHIP
                                         ON THE DATE HEREOF                                  AFTER SALE*
                                        --------------------         NUMBER OF               ----------
                                      NUMBER OF     PERCENT OF       SHARES TO        NUMBER OF     PERCENT OF
    NAME                               SHARES          CLASS         BE OFFERED         SHARES         CLASS
    ----                               ------          -----         ----------         ------         -----

Delaware State, Retirement              8,910           **               8,910              0             **
Fund - Froley Revy
c/o Mercantile Safe Deposit
& Trust

WAFRA Discretionary                     2,100           **               2,100              0             **
c/o Bank of Bermuda

Oregon Equity Fund                     39,075           1.3             39,075              0             **
c/o Wells Fargo Bank

Nalco Chemical Retirement               1,610           **               1,610              0             **
Trust c/o The Northern Trust

Hughes Aircraft Company                12,400           **              12,400              0             **
Master Retirement Trust
c/o Oaktree Capital
Management, LLC

TCW Convertible Value                  13,800           **              13,800              0             **
Fund 1

----------------

 * Assumes the sale of all shares of the Series D Preferred Stock being offered by the Registration Statement of which this Prospectus is a part.

**      Less than 1%.

        The Series D Preferred Stock is exchangeable for Exchange Notes and convertible into SFX Class A Common Stock as described in the Prospectus. The foregoing chart assumes no such conversion or exchange.

        No other change or amendment is made hereby.

----------------

1 This information hereby amends the information provided in Prospectus Supplement No. 3 dated November 7, 1996. TCW Convertible Value Fund transferred 12,400 shares of the SFX's Series D Preferred Stock to Hughes Aircraft Company Master Retirement Trust c/o Oaktree Capital Management. TCW Convertible Value Fund's position is 13,800, not 26,200.